November 26, 2024

Eubel Brady & Suttman Mutual Fund Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Re: Eubel Brady & Suttman Mutual Fund Trust, File Nos. 333-195475 and 811-22960

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement for Eubel Brady & Suttman Mutual Fund Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 15 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP